Exhibit 99.CODEETH

Code of Ethics

Personal Securities Transaction Policy

FIRST EAGLE INVESTMENT MANAGEMENT LLC

FEF DISTRIBUTORS, LLC

FIRST EAGLE ALTERNATIVE CREDIT, LLC

FIRST EAGLE SEPARATE ACCOUNT MANAGEMENT, LLC

FIRST EAGLE INVESTMENT MANAGEMENT, LTD

FIRST EAGLE INVESTMENT MANAGEMENT, GMBH

AND

FIRST EAGLE FAMILY OF FUNDS

Effective: April 1, 2025

Table of Contents

I. GENERAL POLICY STATEMENT	3
Standards of Conduct	3
II. CATEGORIES OF COVERED PERSONS	4
III. EXEMPT SECURITIES	5
IV. PRE-CLEARANCE EXEMPTIONS	5
V. PRE-CLEARANCE PROCEDURES	6
A. Personal Trading System	6
B. How Long Are Approvals Effective?	7
C. Special Pre-Clearance Requirements	7
VI. AFFILIATED CLOSED-END FUNDS – SPECIAL PRE-CLEARANCE PROCEDURES	7
VII. BLACKOUT PERIODS – CLIENT TRADES	8
A. Blackout Periods	8
B. De Minimis Transactions	9
VIII. BLACKOUT PERIODS – AFFILIATED OPEN AND CLOSED-END FUNDS	9
A. Blackout Period - Affiliated Open-End Funds	9
B. Blackout Period - Affiliated Closed-End Funds	10
IX. SHORT-TERM (FREQUENT) TRADING IN OPEN-END MUTUAL FUNDS	10
X. BAN ON SHORT-TERM TRADING	10
XI. RESTRICTED/WATCH LISTS	11
XII. PUBLIC OFFERINGS	11
XIII. PRIVATE PLACEMENTS– SPECIAL PRE-CLEARANCE PROCEDURES	12
XIV. REPORTABLE ACCOUNTS	13
A. Accounts Required to be Reported	13
B. Reporting of Transactions - Designated Broker-Dealers	14
C. Reporting of Transactions - Non-Designated Broker-Dealers	14
XV. REPORTING AND CERTIFICATION REQUIREMENTS	15
XVI. EXEMPTIONS FROM THIS POLICY	16
XVII. CONSEQUENCES OF VIOLATIONS OF THIS POLICY	16
XVIII. REPORTING OF VIOLATIONS	16
XIX. QUESTIONS CONCERNING THIS POLICY	16
XX. CODE OF ETHICS OFFICE CONTACT INFORMATION	17
XXI. DEFINITIONS	17

Code of Ethics: Personal Securities Transactions Policy

I. General Policy Statement

Standards of Conduct

Each officer, director, employee and certain designated Temporary Workers (each, a “Covered Person”) of First Eagle is subject to this Code of Ethics. First Eagle has a fiduciary duty that requires Covered Persons to act in the best interest of Clients. As a firm, and as individuals, it must be understood that Clients always come first and that any abuse of the positions of trust and responsibility placed in the firm by Clients will not be tolerated. Furthermore, Covered Persons are obligated to avoid any action or activity that could produce conflicts between their own personal interests and those of Clients. To this end, each Covered Person must act with honesty, integrity, and high ethical standards deserving of Clients’ trust. Covered Persons must exercise reasonable care and professional judgment to avoid engaging in actions that put First Eagle’s image or reputation at risk.

At all times, Covered Persons must:

1.	Place the interests of Clients ahead of their personal interests;

2.	Not take inappropriate advantage of their positions;

3.	Conduct all personal securities transactions in full compliance with the letter and spirit of the Code of Ethics and the Insider Trading Policy;

4.	Avoid any actual or potential conflicts of interest or any abuse of their positions of trust and responsibility; and

5.	Comply with all applicable Federal securities laws.

While First Eagle encourages Covered Persons and their families to develop personal investment programs, they must not take any action in connection with their personal investments that could cause the appearance of unfairness or impropriety. Accordingly, Covered Persons must follow the policies set forth below with respect to personal trading. All Covered Persons must comply with the Code of Ethics – adherence to the Code of Ethics is a basic condition of employment. Covered Persons are required to promptly report any violation of this Code of Ethics of which they become aware, whether their own or another Covered Person’s, to the Code of Ethics Office. Reports of ethical concerns or Code of Ethics violations by others may also be made on a confidential, anonymous basis via the internet at www.FirstEagle.ethicspoint.com or via phone at (855) 325-9019.

Application of the Code of Ethics to Disinterested Trustees

Disinterested Trustees of the First Eagle Funds are only subject to the reporting requirement in Section VI and XV of the Code of Ethics. Disinterested Trustees are not subject to other provisions of the Code of Ethics but are subject to the requirements of the Federal Securities Laws and other applicable laws, such as the prohibition on trading in securities of an issuer while in possession of material non-public information.

A glossary of certain terms contained within this Policy is set forth in the “Definitions” section at the end of this document for reference. Capitalized terms not defined in context are defined in the glossary.

II. Categories of Covered Persons

Different requirements and limitations on Covered Persons are based on their activities and roles within First Eagle. Covered Persons are assigned to one of the categories listed below.

Please note that a Covered Person’s category under this Policy may change if their position within First Eagle changes or if they are transferred to another department or to an affiliated company. It is the Covered Person’s obligation to notify the Legal and Compliance Department of changes to their position. Legal and Compliance will review the status and will notify the Covered Person if their category changes. If there are any questions regarding a Covered Person’s category, please contact Legal and Compliance.

Access Person:

An Access Person is any Covered Person who satisfies the definition of “Access Person” defined in Rule 204A-1(e)(1) under the Advisers Act and/or with respect to a First Eagle Fund as defined in Rule 17j-1(a)(1) under the 1940 Act. An Access Person generally includes any Covered Person who:

1)	has access to non-public information regarding any Client’s purchase or sale of Securities;

2)	has access to non-public information regarding Clients’ portfolio holdings;

3)	is involved in making Securities recommendations to Clients;

4)	has access to Securities recommendations to Clients that are non-public; or

5)	is an Investment Person as defined below.

Investment Person:

An Investment Person is an Access Person who, in connection with his/her regular functions and duties:

1)	makes, or participates in making, recommendations regarding the purchase or sale of Securities on behalf of any client;

2)	provides information or advice with respect to a purchase or sale of Securities to a portfolio manager; or

3)	helps execute a portfolio manager’s investment recommendations.

Generally, Investment Persons include, but are not limited to, portfolio managers, research analysts and traders.

Temporary Worker:

A Temporary Worker’s status is determined upon the start of his/her assignment with First Eagle. If a Covered Person hires a Temporary Worker, the Covered Person is required to notify the Human Resources Department, who in turn will notify the Legal and Compliance Department.

Temporary Workers may be designated as Access Persons or Investment Persons subject to the Code of Ethics and certain provisions of the Code of Business Conduct. Temporary Workers who are not designated as an Access Person or Investment Person are deemed to be non-access persons. Non-access persons generally will not be subject to the Code of Ethics.

Temporary Workers will be notified about their designation by the Legal and Compliance Department. The Legal and Compliance Department, with the assistance of the Temporary Worker’s supervisor, will re-review the status of a Temporary Worker periodically thereafter. The Legal and Compliance Department will notify the Temporary Worker as to any change in designation and the imposition of Code of Ethics requirements.

III. Exempt Securities

SEC Rule 204A-1 treats all Securities as “Reportable Securities” with certain limited exceptions enumerated below. As a result, this Policy does not apply to any of the following types of Securities or instruments (“Exempt Securities”).

1.	Direct obligations of the United States Government, such as Treasury Notes, Treasury Bonds, Treasury Bills and U.S. Savings Bonds.

2.	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.

3.	Shares of unaffiliated open-end mutual funds. Caution: Shares of the First Eagle Funds or mutual funds sub-advised by First Eagle are not Exempt Securities and must be reported.

4.	Shares of unit investment trusts that are invested exclusively in unaffiliated open-end mutual funds.

5.	Interests in 529 college savings plans that First Eagle does not manage, distribute, market or underwrite. Note: Please refer to Section XIV for reporting of 529 accounts.

6.	Shares of unaffiliated collective investment trusts. Caution: Shares of First Eagle Investment Trusts and First Eagle managed collective investment trusts are not Exempt Securities and must be reported.

Covered Persons may engage in transactions in any Exempt Security without pre-clearing or reporting any such transactions.

IV. Pre-Clearance Exemptions

The following types of transactions are not subject to the pre-clearance requirements of this Policy. Covered Persons are not required to pre-clear transactions for which they do not exercise investment discretion at the time of the transactions (“non-volitional transactions”) and certain other automated transactions. The transactions listed below are, however, required to be reported through trade confirmations and/or account statements, unless noted otherwise.

1.	Purchases and sales of the First Eagle Open-End Mutual Funds and First Eagle Collective Investment Trusts. While First Eagle Open-End Mutual Funds and First Eagle Collective Investment Trusts are not subject to pre-clearance, please refer to Section IX entitled “Short Term Trading in Open-End Mutual Funds for other limitations and restrictions that may apply.” Note: Covered Persons will be required to pre-clear Affiliated Exchange Traded Funds and Affiliated Closed-End Funds, which include Affiliated Business Development Companies and Affiliated Interval Funds.

2.	Transactions in Securities made in an account that is fully managed by a third party. Note: The Covered Person will be required to submit documents demonstrating that the fiduciary has full discretion over the relevant account. The Covered Person will be required to complete and sign an initial and annual discretionary attestation.

3.	Purchases and sales of Securities in accordance with a pre-set amount or pre-determined schedule effected through an automatic investment plan or dividend reinvestment plan (DRIP). This includes the automatic reinvestment of dividends, income or interest received from a Security in such plans or any other type of account. Note: The purchase or sale of Securities outside of a pre-set amount and/or pre-determined schedule in such plans is subject to pre-clearance and reporting.

4.	Purchases of Securities due to an exercise of rights issued to the holders of a class of Securities must be pro rata, to the extent they are issued with respect to Securities of which a Covered Person has Beneficial Ownership.

5.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to holders of a class of Securities of which a Covered Person has Beneficial Ownership.

6.	The automatic exercise or liquidation by an exchange of an in-the-money derivative instrument upon expiration, the delivery of Securities pursuant to a written option that is exercised against a Covered Person and the assignment of options.

7.	Purchases or sales of unaffiliated broad-based market exchange traded funds (“BB ETFs”). Information pertaining to BB ETF’s is posted on the personal trading system dashboard. Transactions in all other ETFs including First Eagle ETFs must be pre-cleared.

8.	Purchases and sales of open-end mutual funds and variable insurance products, including funds organized outside the U.S. with a structure similar to that of open-end mutual funds that are not managed by First Eagle.

9.	Gifts of Securities received, if the Covered Person does not control the timing of the gift.

10.	Transactions in 529 College Savings Plans do not require pre-clearance and are not reportable.

Note: Please refer to Section XIV for reporting 529 accounts.

V. Pre-clearance Procedures

Covered Persons are required to obtain pre-approval for personal trades as described below.

Note: Covered Persons must pre-clear transactions in Securities in which they have Beneficial Ownership. Additionally, a Covered Person must pre-clear Securities transactions for their spouse, domestic partner, minor children or any other person to whom a Covered Person provides significant financial support, as well as transactions in any other account over which they exercise investment discretion or trading authority, regardless of Beneficial Ownership.

A. Personal Trading System

Covered Persons are required to pre-clear all personal transactions in Securities through the personal trading system, except for (i) transactions in Exempt Securities; and (ii) transactions listed under Pre-Clearance Exemptions.

Upon submitting a pre-clearance request through the personal trading system, a Covered Person will receive an approval or denial message in connection with their request. Although First Eagle retains records of all electronic pre-clearance requests, it is recommended that the Covered Person print and retain copies for their records. A link to the personal trading system can be found via the First Eagle Intranet.

B. How Long Are Approvals Effective?

Pre-clearance approvals for Securities traded in the local market or exchange of a Covered Person’s country of residence are effective until the close of business on the day that a pre-clearance request has been approved. Pre-clearance approvals for Securities traded outside the local market or exchange of a Covered Person’s country of residence are effective until the close of business on the business day following approval of a pre-clearance request. To make any modification to a previously pre-cleared trade request (for instance, date of execution or share quantity), a Covered Person must submit a new pre-clearance request and receive approval.

C. Special Pre-Clearance Requirements

Covered Persons may be subject to special pre-clearance requirements either in addition to, or in place of, those pre-clearance requirements described in this section. Such requirements may be necessary due to the risks presented by a particular position held within First Eagle. In such cases, the Code of Ethics Office will notify Covered Persons of any special pre-clearance requirements.

VI. Affiliated Closed-End Funds – Special Pre-Clearance Procedures

Covered Persons who want to purchase or sell an Affiliated Closed-End Fund must submit a pre-clearance request through the personal trading system. In determining whether to grant approval for the trade, the Code of Ethics Office makes an assessment as to whether the transaction complies with this Policy, including the 60-Day Holding Period applicable to Affiliated Closed-End Funds. In addition, the respective Company’s CCO (or designee) for third party funds sub-advised by a Company verifies that your transaction does not conflict with any specific Fund information. Your request will be denied if the transaction would violate any requirements of this Policy.

Section 16 Requirements

Common shares of closed-end funds are registered under Section 12 of the Exchange Act. As such, there are specific reporting requirements and trading prohibitions under Sections 16(a) and 16(b) of the Exchange Act and Section 30(h) of the Investment Company Act if you are deemed to be a “Section 16 Person” with respect to a closed-end fund that include special filing obligations with the SEC. The Legal and Compliance Department will notify you if you are deemed to be a Section 16 Person in connection with an Affiliated Closed-End Fund. Even though individuals are personally responsible to file the forms with the SEC under Section 16, the Legal and Compliance Department will manage the Section 16 filings on your behalf, if authorized by you. In connection with Affiliated Closed-End Funds, if you are a Section 16 Person, the Code of Ethics Office must provide your trade execution details to the Legal and Compliance Department or to the respective Company’s CCO (or designee) for third party closed-end funds sub-advised by First Eagle or its affiliates within one business day for filing purposes.

In addition, Section 16(b) of the Exchange Act (together with Section 30 (h)) prohibits Section 16 Persons from profiting from the purchase and sale, or sale and purchase, of an applicable Closed- End Fund within a six-month period (referred to as “short-swing profits”). Any such profits realized are required to be forfeited to the applicable Closed-End Fund.

VII. Blackout Periods – Client Trades

Potential conflicts of interest are of particular concern when a Covered Person buys or sells a Security at or near the same time as First Eagle buys or sells that Security or an Equivalent Security for Clients. The potential appearance of impropriety in such cases is particularly severe if the Covered Person acts as the portfolio manager or in another investment-related capacity for the Clients in question.

To reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, this Policy prohibits Covered Persons from trading for their Reportable Accounts during certain periods before, during and after trading is being conducted on behalf of Clients. The period during which personal securities transactions are prohibited is commonly referred to as a “blackout period.” The applicable blackout period depends on (i) whether a transaction is classified as a De Minimis Transaction, as defined below; and (ii) whether the potential investor is an Access Person or an Investment Person.

First Eagle recognizes that the application of a blackout period during the period prior to Client transactions may result in inadvertent violations of this Policy from time to time. Covered Persons should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in Securities or Equivalent Securities, which First Eagle holds, or might consider holding, in Client accounts.

Covered Persons who have any questions about the application of the blackout periods to a particular situation should contact the Code of Ethics Office before submission of a trade request.

The blackout periods below apply to both Securities and Equivalent Securities.

Caution: Because of the many variations and complexities of options transactions, Covered Persons are strongly encouraged to seek guidance from the Code of Ethics Office if they are unsure whether a particular option is deemed to be an Equivalent Security.

A. Blackout Periods

The blackout periods described below do not apply to: (i) Exempt Securities; or (ii) the transactions listed under Pre-Clearance Exemptions.

Orders Under Consideration

Covered Persons may not purchase or sell a Security or Equivalent Security if such person knows the Security or Equivalent Security is being considered for purchase or sale on behalf of a Client, even though no buy or sell orders have been placed at the time.

Same-Day Blackout Period

Access Persons may not purchase or sell a Security or Equivalent Security if there is a pending buy or sell order for a Client in the Security or Equivalent Security, until the order is executed, withdrawn or meets the De Minimis Exemption.

Investment Persons may not purchase or sell the same Security or Equivalent Security on a day during which a buy or sell is made on behalf of any Client in that same Security or Equivalent Security. Note: The De Minimis Exemption is not available to Investment Persons.

Seven-Day Blackout Period – For Investment Persons only

The purchase or sale of a Security or Equivalent Security are prohibited within seven calendar days before and after the purchase or sale of the relevant Security or Equivalent Security by a Client.

Short Sale of Securities – For Investment Persons only

Short sales of any security held by a Client are not permitted. This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security, and short sales of bonds that are convertible into equity positions, swaps or other derivatives.

B. De Minimis Transactions

The following transactions by Access Persons are defined as “De Minimis Transactions” under this Policy:

Purchases and sales of a Security or an Equivalent Security where, in aggregate, the trade does not exceed 1,000 shares per day in that issuer and which the issuer has a total market capitalization of $30 billion or greater at the time of investment.

Such transactions present little or no risk of conflict with Client transactions because they involve a relatively small number of highly liquid Securities. However, it should be noted that issuer market capitalization amounts often change. Accordingly, a Covered Person may purchase a Security that has a market capitalization of greater than $30 billion only to find out that they cannot sell the Security at a later date because the market capitalization has fallen below $30 billion and their sale would be during a blackout period in connection with a Client trade in the same Security or Equivalent Security. If a Covered Person is unsure whether a Security meets the market capitalization criteria, please contact Legal and Compliance.

Note: De Minimis Transactions are nevertheless (i) required to be pre-cleared and reported; and (ii) subject to a ban on short-term trading as described in the section “Ban on Short-Term Trading.”

VIII. Blackout Periods – Affiliated Open and Closed-end Funds

A. Blackout Period - Affiliated Open-End Funds

A personal trading blackout may be put in place in connection with shares of Affiliated Open-End Mutual Funds up until the release of certain information regarding the Funds to the public. Reasons for a personal trading blackout with respect to a Fund may include but are not limited to: (i) an upcoming change in portfolio management; (ii) a planned reorganization of a Fund, including a merger into an existing Fund; or (iii) an anticipated dissolution/liquidation of a Fund. Please note that this type of information regarding the Funds is confidential and must not be discussed with, or disclosed to, anyone outside of First Eagle.

Note: The blackout period applies to all share classes across all accounts in which Covered Persons are Beneficial Owners, including transactions in First Eagle 401(k) Plans if they are not effected through the firm’s automatic investment plan, such as rebalancing transactions and fund transfers.

Covered Persons are notified of such a personal trading blackout for the Funds in advance of the blackout period. Information pertaining to a firm-wide blackout period for a Fund is posted on the personal trading system dashboard.

B. Blackout Period - Affiliated Closed-End Funds

Affiliated Closed-End Funds may be subject to blackout periods surrounding a Fund’s dividend declaration press release and quarterly earnings release that may prevent you from purchasing or selling the Fund. Affiliated Closed-End Funds may also be subject to blackout periods surrounding events involving Funds that have not yet been disclosed to the public.

Note: Refer to the Closed-End Funds Dividend Blackout Calendar posted on the Compliance tab of the Company Intranet.

IX. Short-Term (Frequent) Trading in Open-End Mutual Funds

Covered Persons are prohibited from engaging in market timing (frequent trading) in shares of any mutual fund including the First Eagle Open-End Mutual Funds. Frequent trading (including exchanges) of mutual fund shares, also known as “market-timing” may increase mutual fund transaction and administration costs and otherwise negatively affect a mutual fund’s investment program, possibly diluting a mutual fund’s value to its longer-term investors. The Board of Trustees of the First Eagle Funds have adopted a policy to deter inappropriate trading. The policy is set forth in the First Eagle Open-End Mutual Funds’ prospectus, which governs all trading activity in the Funds.

Any activity that may be deemed to be frequent trading or market timing will be reviewed by the Code of Ethics Office, who will refer instances to the Chief Compliance Officer. The Chief Compliance Officer in consultation with members of the Legal and Compliance Department, will take disciplinary action as it deems appropriate.

Covered Persons must also comply with the holding period policy of any mutual fund held whether or not the mutual fund is part of the First Eagle Funds. Covered Persons are expected to abide by trading restrictions imposed by other mutual funds as described in the relevant prospectus.

X. Ban on Short-Term Trading

Frequent personal trading can distract a Covered Person from their job and, in turn, conflict with their fiduciary duty to Clients. Short-term trading increases the risks of front running and of abuse of confidential information. Covered Persons are prohibited from the purchase and sale or sale and purchase (or in the case of derivatives – short sales or similar transactions) of a Security or Equivalent Security within 60 calendar days.

For clarity, except as otherwise noted, this prohibition also applies to short-term trading through the use of derivatives and Equivalent Securities, either alone (e.g., exercising an option within 60 days of purchasing the option) or in combination with other securities transactions (e.g., selling the underlying or similar Security or Equivalent Security within 60 days of purchasing a call on such Security).

Any series of transactions made which violate (or are counter to) the spirit of the 60-day rule, such as the establishment of a long position and subsequent establishment of a short position (or vice versa), in the same Security or Equivalent Security, may be deemed a violation by the Code of Ethics Office.

A series of purchases and sales is measured on a last-in, first-out basis (“LIFO” accounting method) until all purchases and sales transactions of the same Security or Equivalent Security within a 60-calendar day period in a Reportable Account are matched. A purchase or sale is ordinarily deemed to occur on trade date. The purchase date is day 1, therefore day 61 is the first day a sale of those Securities may be made at a profit.

Note: If there are extenuating circumstances where a Covered Person needs to sell or close out a position within the 60-day window, they may request an exception to override from the Compliance Department by sending an e-mail to codeofethics@firsteagle.com. The Compliance Department will review the individual facts and circumstances of each request and may grant a one-time exception to sell or close out a position within the 60-day window. The Compliance Department review may include whether the Covered Person has an unexpected short-term liquidity need or significant financial hardship, a company declaring bankruptcy, or some other extenuating circumstances.

The ban on short-term trading does not apply to the following:

•	Exempt Securities;

•	Unaffiliated Broad-Based ETFs or options on Unaffiliated Broad-Based ETFs;

•	Unaffiliated Broad-Based Index Options and Index Futures; and

•	Involuntary option assignment/transfer and exercise.

XI. Restricted/Watch Lists

From time to time, First Eagle may place restrictions on personal trading in the Securities of a company. Restrictions may be implemented, for example, to enhance an information barrier by preventing the appearance of impropriety in connection with trading, or by preventing the use or appearance of the use of inside information. Covered Persons are prohibited from trading in the Securities of any issuer on the firm’s restricted list if the restrictions apply to personal account dealings.

First Eagle may also place the Securities of a company on a watch list. In such cases, the Code of Ethics Office reviews any personal trading activity in the Securities of an issuer on the watch list on a post-trade basis and evaluates whether there is any appearance of impropriety with respect to the personal trades by that Covered Person.

XII. Public Offerings

Covered Persons may not participate in initial public offerings of equity and equity-related Securities. Acquisitions of Securities in other public offerings are subject to pre-clearance procedures. Public offerings give rise to potential conflicts of interest that are greater than those present in other types of personal securities transactions since such offerings are generally only offered to institutional and retail investors who have a relationship with the underwriters involved in the offering. To preclude any possibility of a Covered Person profiting from his/her position with First Eagle, the following rules apply to public offerings.

Initial Public Offerings (“IPO’s”) – Equity Securities and certain Digital Investment Assets

As noted above, Covered Persons are prohibited from purchasing equity and equity related Securities in an IPO (including ICOs, initial coin offerings of digital or token assets).

Note: This prohibition does not apply to Exempt Securities, to investments in public offerings if such an investment is available due to the Covered Person’s existing investment in a Private Placement, or to Affiliated Closed-End Funds. However, Private Placements are subject to prior review and approval by the Covered Person’s Department Manager and are subject to Legal and Compliance review. Additionally, digital assets or coins may be deemed securities by the SEC and as such employees are prohibited from participating in the initial public offering.

Secondary Offerings – Equity Securities

Subject to pre-clearance approval and other provisions of this Code, Covered Persons are generally permitted to purchase equity and equity related Securities in secondary offerings of those Securities, unless First Eagle is participating in the offering on behalf of its Client accounts.

Debt Offerings

Subject to pre-clearance approval, Covered Persons are generally permitted to purchase debt Securities in public offerings of those Securities, unless First Eagle is participating in that offering on behalf of its Client accounts. Covered Persons cannot participate in any public offering of debt Securities if First Eagle is participating in the offering on behalf of its Client accounts unless it is an Exempt Security.

XIII. Private Placements– Special Pre-Clearance Procedures

Acquisitions of Securities in unaffiliated Private Placements (including any Digital Investment Assets or loans) are subject to special pre-clearance procedures. Private Placements typically include investments in the acquisition of securities of, or loans to, non-firm hedge funds, PIPEs, limited partnerships, limited liability companies, S corporations, and other legal entities. Prior approval is required by the Covered Person’s department manager and this approval must be submitted for review to the Code of Ethics Office. The form for this purpose is located in the personal trading system. In determining whether to grant approval, the following should be considered but not limited to:

•	Whether the investment opportunity should be reserved for Clients;

•	Whether the opportunity to invest has been offered to a Covered Person solely by virtue of their position at First Eagle; or

•	Whether the opportunity to invest could be considered a favor or gift designed to influence a Covered Person’s judgment as an employee of First Eagle or as compensation for services rendered to the issuer.

Note: A Covered Person must provide documentation confirming their investment in an approved Private Placement to the Code of Ethics Office upon completion of their investment. The Covered Person must also notify, in advance, the Code of Ethics Office if there are any changes in the circumstances of their Private Placement investment (e.g., additional contributions, liquidation or dissolution of the company). Additional contributions to an existing Private Placement must be pre-cleared as new Private Placement investments. For IPOs stemming from an existing Private Placement, refer to the section “Public Offerings.”

Investment Persons who have acquired Beneficial Ownership of Securities in a Private Placement, must disclose the investment when playing a part in any consideration of an investment by a Client in the issuer of the Securities. Any decision to make such an investment must be independently reviewed by the Head of a Covered Person’s Investment Team or by a portfolio manager who does not have Beneficial Ownership of any Securities of the issuer. The Code of Ethics Office must also be consulted in such instances.

XIV. Reportable Accounts

A. Accounts Required to be Reported

The following personal accounts are required to be reported to the Code of Ethics Office: (i) upon hire; (ii) upon a change in a Covered Person’s category classification; (iii) before or at the time a new account is opened1; and (iv) annually, as described in the section “Reporting and Certification Requirements”:

1.	Accounts in the name of, or for the direct or indirect benefit of:

(a) A Covered Person; or

(b) A Covered Person’s spouse, domestic partner, minor children and any other person to whom a Covered Person provides significant financial support, as well as to transactions in any other account over which they exercise investment discretion or trading authority, regardless of Beneficial Ownership.

2.	Accounts that are fully managed by a third party where a Covered Person does not directly or indirectly influence or control investment selections for the account through recommendation, advice, pre-approval or otherwise (i.e., suggest or direct any particular purchase or sale of securities or consult a particular allocation of investments to be made). Note: Covered Persons will be required to provide documentation to verify that the account is fully managed by their broker or financial adviser and they will be required to execute an initial attestation and annual certification thereafter.

3.	Accounts that have the ability to hold Reportable Securities, even if the account currently only holds Exempt Securities. Example: If a Covered Person has a 401(k) Plan with a prior employer that includes a First Eagle Fund as an investment option, the account is required to be reported regardless of whether a Covered Person holds that particular First Eagle Fund in their account.

Examples of the types of accounts that a Covered Person must report if the account holds or has the ability to transact Reportable Securities include, but are not limited to, the following:

•	Brokerage Accounts;

•	Individual Retirement Accounts (“IRAs”), including but not limited to, Traditional IRAs, Rollover IRAs, Contributory IRAs, Roth IRAs, SEP IRAs and SIMPLE IRAs;

•	401(k) Plans and Other Retirement and Savings Accounts, including Personal Choice Retirement Accounts offered through the First Eagle 401(k) plan;

•	Employee Stock Purchase Plans;

•	Health Savings Accounts;

•	Automatic Investment Plans;

•	Dividend Reinvestment Plans;

•	Direct Stock Purchase Plans;

•	Deferred Compensation Plan Accounts;

•	Custodial Accounts;

•	Trust Accounts;

•	Variable Annuity Accounts; and

•	529 College Savings Plans.

1 FEFD personnel (includes registered representatives and associated persons) must obtain written authorization from the Code of Ethics Office prior to opening a Reportable Account at any Broker-dealer (i.e., Designated or Non-Designated Broker-Dealer).

4.	Accounts that hold Digital Investment Assets (other than specifically designated Digital Currencies). Note: Refer to glossary or personal trading system dashboard for a list of designated Digital Currencies that are not subject to reporting.

If a Covered Person is unsure whether an account is required to be reported, please contact Legal and Compliance for guidance.

B. Reporting of Transactions - Designated Broker-Dealers

SEC Rules 204A-1 and 17j-1 require an adviser’s employees who have been designated as Access Persons and Investment Persons to provide quarterly reports of their personal securities transactions no later than 30 days after the close of each calendar quarter.

To assist Covered Persons with this reporting requirement, First Eagle permits maintaining Reportable Accounts with broker-dealers that provide electronic feeds into the personal trading system as “Designated Broker-Dealers.” A list of First Eagle’s Designated Broker-Dealers is posted on the personal trading system dashboard. The Code of Ethics Office receives automated trade confirmations and/or account statements directly from these broker-dealers, thereby eliminating the need for a Covered Person’s broker-dealer to submit copies of these documents in paper format. At the end of each calendar quarter, Covered Persons are required to review their Securities transactions via the personal trading system and affirm their accuracy.

Covered Persons are required to maintain their Reportable Accounts with a Designated Broker-Dealer, unless they have submitted an exception request in writing and received prior approval from the Code of Ethics Office to maintain the account(s) with a non-Designated Broker-Dealer. For more information, please refer to the section “Reporting of Transactions – Non-Designated Broker-Dealers.”

If a Covered Person opens a new Reportable Account with a Designated Broker-Dealer, they must promptly notify Legal and Compliance in writing of the new account and provide account details. FEFD personnel (including registered representatives and associated persons) must obtain written authorization from the Code of Ethics Office prior to opening a Reportable Account at any broker-dealer (i.e., Designated or Non-Designated Broker-Dealer).

C. Reporting of Transactions - Non-Designated Broker-Dealers

Certain limited exceptions may be granted that would allow a Covered Person to maintain a Reportable Account with a non-Designated Broker-Dealer. For example, an exception may be granted based on the type of the account (e.g., a 401(k) account with a prior employer, a spousal 401(k) account with the spouse’s employer, an employee stock purchase plan account or a direct stock purchase plan account). An exception may also be granted if a Covered Person’s spouse works for another investment adviser or broker-dealer with their own designated or preferred broker-dealer requirement.

If the Covered Person is a new Access Person or Investment Person, they are required to transfer their Reportable Account(s) to a Designated Broker-Dealer within a reasonable period of time from the commencement of their employment with First Eagle or from the date they become an Access Person or Investment Person resulting from a change in their category classification, unless they have been granted an exception for the account(s).

Prior to opening an account with a Non-Designated Broker-Dealer, a Covered Person must submit a request in writing to the Code of Ethics Office. The notification must include the name of the broker-dealer, the type of account and the reason(s) for requesting the exception. The Code of Ethics Office will notify the Covered Person as to whether their request was approved or denied.

Covered Persons are required to submit duplicate trade confirmations and/or account statements no later than 30 days after the end of the calendar quarter. The Code of Ethics Office will send a FINRA Rule 3210 Letter to the broker-dealer requesting these documents. If the broker-dealer is unable to routinely provide the documents to First Eagle, Covered Persons are required to provide the documents to the Code of Ethics Office by the deadline. At the end of each calendar quarter, Covered Persons will be required to review the securities transactions via the personal trading system and affirm their accuracy. If the circumstances of the non-Designated Broker-Dealer account change in any way, it is the Covered Person’s responsibility to notify the Code of Ethics Office immediately. Please note that the nature of the change in circumstances reported may cause the Designated Broker-Dealer exception to be revoked. Also note that an exception request must be made for each account to the Code of Ethics Office. Covered Persons may not assume that because an exception was granted in one instance that they would necessarily be permitted to open a new account with the same non-Designated Broker-Dealer or another non-Designated Broker-Dealer.

First Eagle treats all trade confirmations and account statements as confidential and only discloses such information to the personal trading system vendor, in connection with an audit request or upon a request by a regulatory authority.

XV. Reporting and Certification Requirements

Under SEC Rule 204A-1, advisers must provide each Supervised Person with a copy of the Code of Ethics and any amendments. The Code of Ethics must also require each Supervised Person to acknowledge its receipt, in writing. For purposes of this Code, Supervised Persons are Covered Persons. In addition, Covered Persons are required to provide a complete report of their respective Securities holdings at the time the person becomes a Covered Person and at least once a year thereafter. The information supplied must be current as of a date not more than 45 days prior to the individual becoming a Covered Person (initial report) or prior to the date the report is submitted (annual report). The Code of Ethics Office provides Covered Persons with notification of, and instructions pertaining to, their initial and annual reporting and certification requirements.

Covered Persons

Within 10 days of becoming a Covered Person (either following the commencement of employment with First Eagle or due to a change in their category classification), Covered Persons are required to (1) certify their receipt and understanding of and compliance with the Code of Ethics; and (2) complete an initial report of personal Securities holdings and accounts and submit the report, along with any relevant documentation as requested by the Code of Ethics Office.

On an annual basis, Covered Persons are required to (1) re-certify their understanding of and compliance with the Code of Ethics; (2) provide information regarding their Securities holdings; and (3) certify to a list of their current Reportable Accounts.

Disinterested Trustees

Disinterested Trustees are required to report, with respect to any Securities transaction in which they have Beneficial Ownership, if they knew, or in the ordinary course of fulfilling their official duties as Disinterested Trustees, should have known, that 15 days immediately before or after the date of their transaction, the Security or Equivalent Security was purchased or sold by a First Eagle Fund or considered for purchase or sale by a First Eagle Fund. Such report shall be made not later than 30 days after the calendar quarter in which any Securities transaction was effected.

XVI. Exemptions from this Policy

A Covered Person may apply for an exemption from a provision of this Policy by making a request in writing to the Code of Ethics Office. The request must fully describe the basis upon which the request is being made. As part of the consideration process, the Code of Ethics Office will determine if a Client may be disadvantaged by the request and consider any other relevant factors in deciding whether to grant or deny the request.

No exemptions may be granted for those sections of this Policy that are mandated by Rule 17j-1 or Rule 204A-1.

XVII. Consequences of Violations of this Policy

Compliance with this Policy is considered a basic condition of employment with the firm. First Eagle takes this Policy and Covered Persons’ obligations under it very seriously. Any violation of this Policy may constitute grounds for remedial action, which may include, without limitation: a letter of education, warning or censure, recertification of this Code, cancellation, liquidations or otherwise unwind the transaction, disgorgement of profits2, suspension of trading privileges, termination of officer title, and/or suspension or termination of employment. Situations that are questionable may be resolved against a Covered Person’s personal interests. Violations of this Policy may also constitute violations of law, which could result in criminal or civil penalties for a Covered Person and First Eagle.

In addition, the Federal Securities Laws require companies and supervisors to reasonably supervise Covered Persons with a view toward preventing violations of law and violations of a company’s Code of Ethics. As a result, all Covered Persons who have supervisory responsibility should endeavor to ensure that the Covered Persons they supervise, including Temporary Workers, are familiar with and remain in compliance with the requirements of this Policy.

XVIII. Reporting of Violations

Violations of this Code must be reported to the Code of Ethics Office and subsequently to each Company’s CCO (or designee). As required by Rule 17j-1, in connection with any First Eagle Fund, the Code of Ethics Office will report on a quarterly basis or as needed, any material violations of this Policy to the Funds’ CCO who in turn will report to the First Eagle Funds’ Boards of Trustees.

XIX. Questions Concerning this Policy

Given the seriousness of the potential consequences of violations of this Policy, all Covered Persons are urged to seek guidance with respect to issues that may arise. Determining whether a situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably arise from time to time that require interpretation of this Policy as related to particular circumstances. If a Covered Person is unsure whether a proposed transaction is consistent with this Policy, please consult with the Code of Ethics Office.

2 Any profits realized as a result of personal transactions that violate the Code of Ethics may be required to be disgorged to a charity or charitable foundation selected by First Eagle, in its sole discretion.

XX. Code of Ethics Office Contact Information

For purposes of this Policy, the contact information is as follows:

•	Personal Trading Helpline: (212) 373-5488; or

•	Outlook Group E-Mail Address: CodeofEthics@FEIM.com

XXI. Definitions

The following definitions apply to terms that appear in this Policy. Additional definitions are contained in the text itself.

1940 Act

The Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

Access Person

Any employee, director, trustee, officer, general partner of First Eagle or any Advisory Person of First Eagle, or anyone who has access to non-public information regarding the First Eagle Funds’ or Clients purchase or sale of securities and is under First Eagle’s supervision and control. For Disinterested Trustees of the First Eagle Funds, see “Application of the Code of Ethics to Disinterested Trustees.”

Advisers Act

The Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

Advisory Person

Any employee of First Eagle who, in connection with their regular function or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Client and whose functions relate to the making of any recommendations with respect to such purchases or sales, and shall include any natural person control relationship with First Eagle who obtains information concerning recommendations made to Clients with regard to the purchase or sale of a security.

Affiliated Closed-End Funds

Closed-end funds that are advised or sub-advised by First Eagle or its subsidiaries or distributed by FEFD. Note: Closed-end funds include business development companies and interval funds.

Affiliated Exchange-Traded Funds

Exchanged-traded funds that are advised or sub-advised by First Eagle or its subsidiaries or distributed by FEFD.

Affiliated Open-End Funds

Open-end mutual funds that are advised, sub-advised or distributed by First Eagle.

Beneficial Ownership

For purposes of this Policy, Beneficial Ownership is interpreted in the same way as it would under Rule 16a-1(a)(2) of the Exchange Act, and the rules thereunder. A Covered Person is considered to have Beneficial Ownership of Securities if they have or share a direct or indirect Pecuniary Interest in the Securities. Through indirect Pecuniary Interest, a Covered Person will generally be deemed to have Beneficial Ownership of Securities held by members of their immediate family sharing the same household and other individuals for whom the Covered Person provides significant economic support, and Securities held in investment vehicles for which the Covered Person serves as general partner or managing member, among other circumstances. See the definition of “Pecuniary Interest” below.

A Covered Person is also considered to have Beneficial Ownership of Securities held in a trust where (i) they act as trustee and either their or members of their immediate family have a vested interest in the principal or income of the trust; or (ii) the Covered Person acts as settlor of a trust, unless the consent of all of the beneficiaries is required in order for the trust to be revoked.

Broad-Based Market Exchange Traded Fund (“BB ETF”)

Generally, an index designed to reflect the movement of an entire market. BB ETFs will have a minimum of 30 securities with no one security representing more than 25% of the index at the time of purchase.

Clients

Collectively, the First Eagle Funds, sub-advised Funds, private funds, private pooled vehicles and separately managed accounts.

Control

Shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

Designated Broker-Dealer

As determined by the CCO, a broker-dealer that directly provides First Eagle with automated trade confirmations and/or account statements for Covered Persons.

Disinterested Trustee

Disinterested Trustee of the First Eagle Funds shall mean a trustee thereof who is not an “interested person” of the First Eagle Funds within the meaning of Section 2(a)(19) of the Act.

Digital Investment Asset

An asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, so-called “coins”, and “tokens.”

Digital Currency

Any Digital Investment Asset that has been designated as a “virtual currency” based on the use of distributed ledger or blockchain technology to store and transfer value interests. As of the Effective Date of this Code of Ethics, First Eagle recognizes Bitcoin, Ethereum, and Litecoin as Digital Currencies, which will not be subject to pre-clearance or reporting. All other distributed ledger or blockchain technology stored value interests are deemed Digital Investment Assets and are subject to pre-clearance, unless specifically designated a Digital Currency by the Code of Ethics Office. A designation by First Eagle of any distributed ledger or blockchain technology stored value interests as a Digital Currency or Digital Investment Asset is solely for purposes of this Code of Ethics and should not be relied on for any other purpose.

Equivalent Security

An “Equivalent Security” for purposes of this Policy means any option (including options on digital investment assets and digital currencies), warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the value of the underlying Security, or similar Securities with a price derived from the value of the underlying Security.

ETF

An exchange-traded fund (ETF) is an investment vehicle that has many of the attributes of mutual funds but trades throughout the day on an exchange like a stock.

Exchange Act

Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Federal Securities Laws

Including without limitation, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC and other regulatory bodies under these statutes, the U.S.A. Patriot Act and Bank Secrecy Act as they apply to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

First Eagle

First Eagle Investment Management, LLC (“FEIM”), FEF Distributors, LLC, First Eagle Alternative Credit, LLC, First Eagle Separate Account Management, LLC, First Eagle Investment Management, LTD, First Eagle Investment Management, GMBH and the First Eagle Funds (individually or collectively, as the context may require).

First Eagle Funds

Open and Closed-End Funds that are part of the First Eagle Family of Funds (each a “First Eagle Fund” and collectively, the “First Eagle Funds”).

IPO

An initial public offering, also referred to as a “new issue” under Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5130, means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the requirements of Section 13 or 15(d) of the Exchange Act to file public periodic reports with the SEC.

Narrow-Based Security Indices for Futures

As set out by the NFA/CFTC (which is different from how we determine narrow based indices for ETFs) an index is considered a narrow-based security index if it has any one of the following characteristics:

•	The index consists of nine or fewer component securities;

•	One stock constitutes more than 30% of the index’s weightings;

•	The five highest weighted stocks comprise more than 60 percent of the index’s weightings; or

•	Securities in the lowest 25% of the index’s weighting fall below specified thresholds of average daily trading volume.

Non-Public Information

Non-Public Information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or when the recipient knows or should know that the information can only have been provided by an “insider” is also Non-Public Information.

NYSE

New York Stock Exchange

Pecuniary Interest

A Covered Person has a Pecuniary Interest in Securities if they have the opportunity to directly or indirectly benefit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect pecuniary interest in Securities:

•	Securities held by members of a Covered Person’s immediate family sharing the same household unless it can be established that profits derived from transactions in these Securities do not provide the Covered Person with any economic benefit, subject to review and approval by Legal and Compliance. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes any adoptive relationship;

•	Securities held by any individual for whom the Covered Person provided significant economic support during the immediately preceding 12-month period, even if such individual does not share the same household;

•	A Covered Person’s interest as a general partner in Securities held by a partnership; or

•	A Covered Person’s interest as a managing-member in the Securities held by a limited liability company.

A Covered Person does not have a pecuniary interest in the Securities held by a corporation or similar entity in which they hold an equity interest, unless the Covered Person is a controlling shareholder of the entity or has or shares investment control over the Securities held by the corporation or similar entity.

PIPEs

Private investments in public equities.

Policy

This Personal Securities Transactions Policy, also referred to as the Code of Ethics.

Private Placements

A private placement is an offering of securities that is exempt from registration under various laws and rules, such as the Securities Act, including investments in limited partnerships and hedge funds. Although private placements are subject to the Securities Act, the Securities offered do not have to be registered with the SEC if the issuance of the securities conforms to an exemption from registration as set forth in the Securities Act and SEC rules. As used in this Code of Ethics, a private placement includes the offering of loans.

Reportable Account

An account that is required to be reported by Covered Persons under this Policy.

SEC

Securities and Exchange Commission.

SEC Rule 204A-1

Rule 204A-1 under the Advisers Act, also known as the “Code of Ethics Rule.”

Securities Act

Securities Act of 1933, as amended, and the rules and regulations thereunder.

Security

The term “Security”, as defined in Section 202(a)(18) of the Advisers Act, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Policy, commodities, futures and options traded on a commodities exchange, including currency futures, are not Securities. However, securities futures, financial futures and futures and options on narrow-based security indices of securities are Securities.

Security Future

A security future product is a future whose underlying instrument is either a single security or a narrow-based security index.

Supervised Person

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Temporary Worker

An intern, consultant or person working on a contract basis.

Revision History

First Eagle Investment Management, LLC and FEF Distributors, LLC First Eagle Funds and First Eagle Variable Funds

Amended Dates: April 1, 2025; December 19, 2024; December 14, 2022; October 1, 2021; September 10, 2020, December 17, 2019; January 1, 2019, April 1, 2017; October 2014; September 2012; April 2012

First Eagle Alternative Credit, LLC and First Eagle Credit Opportunities Fund

Amended Date: April 1, 2025; December 19, 2024; December 14, 2022

Date Adopted: October 1, 2021

First Eagle Real Estate Debt Fund

Date Adopted: April 1, 2025

First Eagle Global Opportunities Fund

Date Amended: TBD

Date Adopted: September 27, 2022